GLOBAL GOLD ANNOUNCES PLANT COMMISSIONING AND
                    GOLD PRODUCTION IN ARMENIA AT TOUKHMANUK

Greenwich, CT--January 11, 2008 - Global Gold Corporation (OTCBB-GBGD), is pleased to announce that it commissioned its upgraded gold processing plant in Toukhmanuk, Armenia on December 20, 2007, and has continued production from ore stockpiles since, just as gold prices have undergone epochal changes. The Toukhmanuk property is located in the North Central Armenian Belt.


In December, an offtake agreement for the plant's gold production was concluded with the Sagamar Company, and the first delivery of 53 tonnes of concentrate was made before year end. Production had initially commenced in 2006, but was terminated because of the need to upgrade the plant substantially, including a new flotation circuit. A new tailings dam was also constructed in 2007. Current plant capacity is 100,000 tonnes per year. Current throughput is approximately 6,000 tonnes per month with gold grades between 2 - 3 grams per ton.


In addition, the Company is pleased to announce that it has received international, ISO, certification for its laboratory at the Toukhmanuk site. Over the last two years, the Company has drilled over 15,000 meters to confirm the historic GKZ resource at Toukhmanuk of over 2 million ounces of gold and approximately 12 million ounces of silver. Even with control checks in labs outside Armenia, results were inconsistent, and a re-assaying program was undertaken with the new lab. Based on preliminary analysis, it is anticipated that Toukhmanuk may include a wider zone of mineralization to be bulk mined, rather than a higher grade narrow vein underground operation as the initial reports indicated. As small scale production continues from the upgraded plant in 2008, Global Gold is preparing mining and processing plans to substantially increase production.





      Global Gold Corporation * 45 East Putnam Avenue * Greenwich, CT 06830
                     Phone: 203.422.2300 * Fax: 203.422.2330

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Global Gold Corporation, an international gold mining, development and exploration company with properties in Armenia, Chile and Canada, is committed to building shareholder value and maintaining social and environmental responsibilities. Minera Global Chile Limitada is a subsidiary through which Global Gold does all of its business in Chile. Global Gold Mining LLC operates in Armenia as a subsidiary of Global Gold Corporation. Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation, is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador.

More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Gosudarstvenny Komitet Zapasam (GKZ) or former Soviet country state committee on reserves are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.


Contact Information:

Andrew Barwicki, Investor Relations
203-422-2320










      Global Gold Corporation * 45 East Putnam Avenue * Greenwich, CT 06830
                     Phone: 203.422.2300 * Fax: 203.422.2330